Exhibit 99.1

  Brookline Bancorp Announces Completion of a Merger Increasing Its Ownership
                        Interest in Eastern Funding LLC

     BROOKLINE, Mass.--(BUSINESS WIRE)--April 13, 2006--Brookline Bancorp, Inc. (the "Company") (NASDAQ:BRKL) announced today that Brookline Bank, its wholly-owned subsidiary, completed a merger agreement increasing its ownership interest in Eastern Funding LLC ("Eastern") from approximately 28% to 87% through a cash payment of approximately $16 million, excluding transaction costs.
     Eastern specializes primarily in the financing of coin-operated laundry, dry cleaning and grocery store equipment in the greater metropolitan New York area and selected other locations in the Northeast. Since its founding by Michael J. Fanger in 1997, Eastern has originated approximately $287 million of high yielding loans and experienced an excellent credit history with aggregate net charge-offs of less than 0.5% of total originations. At March 31, 2006, Eastern had total assets of $112 million, including net loans of approximately $105 million. The transaction will be modestly accretive to the Company's earnings commencing immediately.
     Michael Fanger will continue to serve as the chief executive officer of Eastern and he, along with a family member and two senior officers of Eastern, will hold the 13% minority interest position. Richard P. Chapman, Jr., the Company's chairman and chief executive officer, commented, "We have been pleased to be a part-owner of Eastern since 1999 and are enthusiastic about the potential for growth and profitability that can be accomplished through the merger and acquisition. We have the highest regard for Michael Fanger and what he has achieved since founding Eastern. His continued leadership and involvement were essential to our decision to enhance our ownership interest."
     For further information, please contact Paul R. Bechet, chief financial officer of the Company (617-278-6405).


     CONTACT: Brookline Bancorp, Inc.
              Paul R. Bechet, 617-278-6405